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                                    Exhibit 5

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                     (Letterhead of Cahill Gordon & Reindel)







                                                             December 29, 2000


Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048

              Re:   Morgan Stanley Dean Witter
                    Select Equity Trust
                    Select 5 Industrial Portfolio 2001-1
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Gentlemen:

              We have acted as special counsel for you as Depositor of the Morgan Stanley Dean Witter Select Equity Trust Select 5 Industrial Portfolio 2001-1 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated January 22, 1991, as amended, and the related Reference Trust Agreement, dated December 29, 2000 (such Trust Indenture and Agreement and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Chase Manhattan Bank, as Trustee, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Morgan Stanley Dean Witter Select Equity Trust Select 5 Industrial Portfolio 2001-1. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.

              Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and delivered on behalf of the Depositor and the Trustee and when the Receipt For Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

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                                      -2-



              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-50790) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

                                             Very truly yours,


                                             CAHILL GORDON & REINDEL